UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Cost Associated with Exit or Disposal Activities.
          At a meeting of PlanetOut Inc. (the “Company”)’s Board of Directors on July 11, 2007, the Board adopted and approved a reorganization plan to align the Company’s resources with its strategic business objectives. As part of the plan, the Company plans to close its international offices in Buenos Aires and London to streamline its operations and reduce expenses. The reorganization, along with other organizational changes, will reduce the Company’s total workforce by approximately 15%. Restructuring costs, primarily related to employee severance benefits in the range of approximately $500,000-$600,000 and facilities consolidation expenses in the range of approximately $50,000-$100,000, are expected to total approximately $550,000-$700,000 and will be taken primarily during the third quarter of 2007. The Company expects to be able to complete this restructuring in the third quarter of 2007.
          In addition to historical information, this Current Report on Form 8-K contains “forward-looking statements.” These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this Current Report on Form 8-K, including statements regarding the Company’s financial results and anticipated restructuring charges, are forward-looking. A more thorough discussion of certain factors which may affect the Company’s operating results is included, among other sections, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report for the quarter ended March 31, 2007, which are on file with the SEC and available at the SEC’s website www.sec.gov.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: July 17, 2007	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer